ASB Bancorp Announces Share Repurchase Program

ASHEVILLE, N.C., Oct. 5, 2012 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB) announced today that the Company's Board of Directors approved a stock repurchase program whereby the Company may repurchase up to 5%, or 279,228 shares, of its outstanding common stock either on the open market or through private transactions, as and when deemed appropriate by management and under any plan that may be deployed in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. The Company expects the share repurchases to commence on or after October 12, 2012, the one-year anniversary of Asheville Savings Bank, S.S.B.'s mutual-to-stock conversion.

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ASB Bancorp is the parent company of Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

Contact:	Suzanne S. DeFerie
President and Chief Executive Officer
(828) 254-7411